ALLONGE NO. 2 TO PROMISSORY NOTE


         THIS ALLONGE NO. 2 TO PROMISSORY NOTE is made this 15th day of January, 1998, to be attached to, modify, and be a part of that certain Promissory Note dated as of July 21, 1993, in the original principal amount of Fifteen Million Dollars ($15,000,000.00), made by CROWN COMMUNICATIONS CORPORATION, a Delaware corporation ("Maker"), payable to ATLANTIC VIDEO, INC., a Delaware corporation ("Holder"), and modified by the Allonge to Promissory Note dated December 30, 1993 to increase the principal amount of the Promissory Note to up to Thirty-Five Million Dollars ($35,000,000.00) (together the "Promissory Note"), the terms and conditions of which Promissory Note are hereby modified and amended as follows:

         The principal sum of the Promissory Note shall be Ninety-Six Million Dollars ($96,000,000.00), or so much thereof as from time to time shall be advanced and remain unpaid, together with all accrued interest on such advanced and unpaid balance, in accordance with the terms and provisions of the Promissory Note.

         All other terms and conditions of the Promissory Note shall, except as herein or heretofore modified, remain in full force and effect and all rights, duties, obligations and responsibilities of the parties shall be governed and determined by the Promissory Note as the same has been modified by this Allonge No. 2 to Promissory Note.

         IN WITNESS WHEREOF, Maker has executed and delivered this Allonge to Promissory Note, and Holder has acknowledged and agreed to the terms hereof, on the date first above written.

                                      MAKER:

                                      CROWN COMMUNICATIONS CORPORATION,
                                        a Delaware corporation


                                      By: /s/ Nicholas Chiaia
                                         Nicholas Chiaia, Secretary

ACKNOWLEDGED AND AGREED TO:

HOLDER:

ATLANTIC VIDEO, INC.,
  a Delaware corporation


By:  /s/ Werner Seubert
     Werner Seubert,